Exhibit 99.1
[ONEOK Logo]	News

June 23, 2005	Analyst Contact: Weldon Watson
918-588-7158 Media Contact: Lori Webster 918-588-7570

ONEOK to present at 2005 Wachovia Securities

Nantucket Equity Conference

TULSA, Okla. -- June 23, 2005 -- ONEOK, Inc. (NYSE:OKE) will present at the 2005 Wachovia Securities Nantucket Equity Conference in Nantucket, Mass., on Thursday, June 30, 2005, beginning at approximately 1 p.m. Eastern Time (12 p.m. Central Time).

Jim Kneale, executive vice president -- finance and administration and chief financial officer, will present for ONEOK.

A webcast will be accessible at ONEOK's Web site at www.oneok.com. A replay of the webcast will be archived for 90 days after the seminar.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving more than 2 million customers.  We gather, process, store and transport natural gas in the mid-continent region of the United States.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the United States.  We are also involved in oil and gas production in Oklahoma and Texas.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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